UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2011

BioFuel Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33530	20-5952523
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1600 Broadway, Suite 2200 Denver, CO 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 640-6500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 18, 2012, BioFuel Energy Corp. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market (“NASDAQ”) indicating that the Company had not regained compliance with the $1.00 bid price requirement for continued listing on NASDAQ, as set forth in Listing Rule 5550(a)(2), and as a result, the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”).

The Company intends to timely request a hearing before the Panel at which the Company will present its plan to regain compliance with the minimum bid price requirement, including via the implementation of a reverse stock split if necessary. Toward that end, the Company has filed with the SEC a Proxy Statement on Form 14A in connection with its upcoming Annual Meeting of Stockholders seeking among other things stockholder approval of an amendment to its Certificate of Incorporation to effect a reverse stock split at a ratio of between 1-for-10 and 1-for-20 shares, inclusive, which ratio is to be selected at the discretion of our Board of Directors.

The Staff’s letter follows the Staff’s prior notice to the Company dated October 18, 2011 that the Company had been granted a second 180-day cure period to regain compliance with the $1.00 bid price requirement, which expired on April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOFUEL ENERGY CORP.

Date: April 20, 2012	By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	President and CEO